Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF ALABAMA

SOUTHERN DIVISION

In re:	)
	)	Chapter 11
)
	)	Case No. : 06-02517-TBB11
VESTA INSURANCE GROUP, INC.	)	Jointly Administered
and J. GORDON GAINES, INC.,	)
	)	Judge Thomas B. Bennett
)
Debtors.	)
)
)

THIRD AMENDED CHAPTER 11 PLAN

OF LIQUIDATION OF VESTA INSURANCE GROUP, INC.

PARKER HUDSON RAINER & DOBBS LLP

C. Edward Dobbs, Esq.

Rufus T. Dorsey, IV, Esq.

285 Peachtree Center Avenue, Suite 1500

Atlanta, GA 30303

(404) 523-5300

Attorneys for Vesta Insurance Group, Inc.

NO CREDITOR OR OTHER PARTY IN INTEREST SHOULD CONSIDER THIS THIRD AMENDED PLAN BINDING ON ANY PARTY IN THE ABOVE-REFERENCED CASE UNTIL CONFIRMED IN THE CASE, AS THIS PLAN IS SUBJECT TO AMENDMENT AND MAY BE REVISED SIGNIFICANTLY. NO ASSURANCE CAN BE GIVEN THAT ANY DISTRIBUTION WILL BE MADE ON THE TERMS SET FORTH IN THIS THIRD AMENDED PLAN. NO SOLICITATION OF ACCEPTANCES OF THIS THIRD AMENDED PLAN IS PERMITTED UNTIL A DISCLOSURE STATEMENT IS APPROVED BY THE BANKRUPTCY COURT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE. REFERENCE IS MADE TO THE DISCLOSURE STATEMENT ACCOMPANYING THE SECOND AMENDED PLAN, WHICH DISCUSSES THE DEBTOR AND ITS ASSETS AND LIABILITIES AND WHICH CONTAINS A SUMMARY OF THE SECOND AMENDED PLAN.

Dated: December 22, 2006

INTRODUCTION

Vesta Insurance Group, Inc., Debtor and debtor-in-possession herein (the “Debtor”), proposes this Third Amended Plan of Liquidation pursuant to Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the “Plan”). The Plan contemplates the liquidation of all assets of the Debtor and the distribution of the proceeds of these assets towards payment of allowed claims as classified in this Plan. Generally, the classification and anticipated treatment of the claims are as follows:

(a)	allowed administrative claims, priority tax claims and priority non-tax claims will be paid first and are anticipated to be paid in full;

(b)	allowed secured claims, if any, will be satisfied in full by abandonment of the collateral, payment in full with the liquidation proceeds or cure, reinstatement and payment of the secured claim in accordance with its terms;

(c)	unsecured claims will be paid on a pro rata basis from the balance of the liquidation proceeds, with no post-petition accrued interest;

(d)	subordinated claims will receive payment, if at all, only if all unsecured claims to which such subordinated claims are subordinated are paid in full (and the Debtor anticipates that no payment will be made on account of these claims);

(e)	equity interests in the Debtor will be canceled as of the effective date of this Plan, but will be entitled to receive any distribution available after payment in full of all claims.

Under Section 1125(b) of the Bankruptcy Code, a vote to accept or reject this Plan cannot be solicited from a Holder until such time as the Disclosure Statement has been approved by the Bankruptcy Court and distributed to Holders. In this case, the Disclosure Statement was approved by the Bankruptcy Court and has been distributed simultaneously with this Plan to all parties whose votes are being solicited. The Disclosure Statement contains, among other things, a discussion of the Debtor’s history, business, properties and operations, a summary and analysis of this Plan, and certain other matters. ALL HOLDERS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE 1.

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 As used in this Plan and in the accompanying Disclosure Statement, the following terms shall have the respective meanings assigned to them (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Administrative Claim shall mean a Claim for any cost or expense of administration in connection with this Chapter 11 case for the period of time from the Order for Relief Date through the Confirmation Date and of the kind set forth in Section 503(b) or

Section 365(d)(3) of the Bankruptcy Code, including any actual or necessary expense of preserving the estate, any compensation or reimbursement allowable under Sections 330(a) or 331 of the Bankruptcy Code, and all fees and charges assessed against the estate pursuant to Chapter 123 of Title 28, United States Code.

Administrative Claims Bar Date shall mean, for all Administrative Claims except Professional Compensation, thirty (30) days after the Effective Date.

Affiliate shall have the meaning given to such term in Section 101 of the Bankruptcy Code.

Allowed Claim shall mean:

(i)	A Claim which has been listed by the Debtor on its Schedules as liquidated in amount and not disputed or contingent and for which no proof of claim has been filed by the applicable Bar Date, unless it is a Disputed Claim, and for which no objection or request for estimation has been filed by the Claims Objection Deadline; or

(ii)	A Claim for which a proof of claim has been filed by the applicable Bar Date, or otherwise has been deemed timely filed under applicable law, for which no objection or request for estimation has been filed by the Claims Objection Deadline; or

(iii)	A Claim that is allowed (a) by a Final Order, (b) by a settlement stipulation, or (c) pursuant to the terms of this Plan; or

(iv)	With respect to an Administrative Claim, an Administrative Claim for which a Holder thereof filed and served a request for payment of such Administrative Claim, unless it is a Disputed Claim.

No Claim shall be deemed to be an Allowed Claim for the purposes of this Plan unless and until one of the above conditions has been satisfied. The term “Allowed Claim” shall not, for purposes of computing Distributions, include interest on such Claim from and after the Involuntary Petition Date, unless otherwise expressly set forth in this Plan.

Amended By-Laws shall mean the By-Laws as amended by the Plan Trustee in furtherance of the Plan.

Amended Certificate of Incorporation shall mean the Certificate of Incorporation as amended by the Plan Trustee in furtherance of the Plan.

Available Cash shall mean, at any time, the amount of Cash held by the Debtor (excluding Cash on deposit in the Expense Reserve or the Disputed Claims Reserve) and available to be distributed to the Holders of Allowed Claims in accordance with this Plan.

Avoidance Claim shall mean any claim, action or cause of action that the Debtor or the Estate may have or be entitled to assert against any Person for the avoidance or subordination of any transfer or Lien, or for the subordination of or objection to any Claim, pursuant to Sections 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, 551 or 553 of the Bankruptcy Code or pursuant to any similar or related state or federal statutes or common law (including fraudulent transfer laws) whether or not litigation has been commenced as of the Confirmation Date to prosecute such claim, action or cause of action.

Bankruptcy Administrator shall mean the Bankruptcy Administrator for the Northern District of Alabama appointed pursuant to the U.S. Bankruptcy Administrator Program.

Bankruptcy Code shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

Bankruptcy Court shall mean the United States Bankruptcy Court for the Northern District of Alabama, Southern Division or, in the event that such Court ceases to exercise jurisdiction over the Case, the Court that exercises jurisdiction over the Case in lieu of the United States Bankruptcy Court for the Northern District of Alabama, Southern Division.

Bankruptcy Rules shall mean the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under Section 2075 of Title 28 of the United States Code, and local rules of the Bankruptcy Court.

Bar Date shall mean, (i) with respect to Administrative Claims, the Administrative Claims Bar Date, (ii) with respect to all other Claims (excluding Claims of Governmental Units), December 11, 2006 (except as otherwise provided in section 6.4), and (iii) with respect to Claims of Governmental Units, February 6, 2007.

Business Day shall mean a day of the year other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

By-Laws shall mean the by-laws of the Debtor as they exist on the Effective Date.

Case shall mean the bankruptcy case of the Debtor, which was originally commenced by the filing of an involuntary petition for relief under Chapter 7 of the Bankruptcy Code against the Debtor and thereafter converted to a case under Chapter 11 of the Bankruptcy Code by order of the Bankruptcy Court.

Cash shall mean currency of the United States and Cash equivalents, including bank deposits.

Causes of Action shall mean all claims, choses in action and causes of action (including those assertable derivatively), liabilities, obligations, suits, debts, sums of money, damages, demands, judgments, and rights to legal or equitable remedies, whether known, unknown, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured, liquidated, unliquidated, reduced to judgment or not, whether assertable directly or derivatively, whether now owned or hereafter acquired by the Debtor and whether arising under the Bankruptcy Code or other federal, state or foreign law, equity or otherwise, including Avoidance Claims.

Certificate of Incorporation shall mean the certificate of incorporation of the Debtor as it exists on the Effective Date.

Claim shall have the meaning ascribed to it in Section 101 of the Bankruptcy Code.

Claims Objection Deadline shall mean the last day for filing objections to Claims (other than Disputed Claims for which no objection or request for estimation shall be required), which shall be one hundred twenty (120) days after the Effective Date or such later date as the Bankruptcy Court may order, without notice or hearing.

Class shall mean a class of Claims or Shareholder Interests as defined in Article 2 of this Plan.

Clawback Agreement shall mean that certain Clawback Agreement dated December 22, 2006, among the Debtor, Gaines and the Special Deputy Receiver, as at any time amended or modified.

Committee shall mean the Official Committee of Unsecured Creditors appointed in the Case pursuant to Section 1102 of the Bankruptcy Code.

Committee Professionals shall mean any professionals, including attorneys, accountants and consultants, retained by the Committee with Bankruptcy Court approval, whether employed before or after the Confirmation Date, but only to the extent such professionals rendered services to or on behalf of the Committee.

Common Stock shall mean the outstanding shares of common stock of the Debtor.

Confirmed Case shall mean the Case once a Confirmation Order is entered by the Bankruptcy Court.

Confirmation Date shall mean the date of entry of the Confirmation Order.

Confirmation Order shall mean an order of the Bankruptcy Court confirming this Plan pursuant to Section 1129 of the Bankruptcy Code.

Cure shall mean the payment or other honor of all obligations required to be paid or honored in connection with the assumption of an executory contract or unexpired lease under this Plan pursuant to Section 365 of the Bankruptcy Code, including the cure of any non-monetary defaults to the extent required, if at all, pursuant to Section 365 of the Bankruptcy Code, and with respect to monetary defaults, the distribution within a reasonable period of time following the Effective Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an executory contract or unexpired lease, pursuant to Section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations (or such other amount as may be agreed upon by the parties) under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

Cure Claim shall have the meaning given to it in Section 6.2 of this Plan.

D&O Policy shall mean the primary policy and excess policy issued in favor of the Debtor by XL Specialty Insurance Company and Lloyd’s Policy Signing Office, being policy numbers ELU090835-05 and B066442236A05, respectively.

Debenture Subordination Provisions shall mean Article XV of the Junior Debenture Agreement.

Debt Instruments shall mean, with respect to any Claim, all instruments or agreements (including promissory notes, debentures, bonds, Indenture Documents and negotiable documents) evidencing such Claim.

Debtor shall mean Vesta Insurance Group, Inc., a Delaware corporation.

Debtor Professionals shall mean any professionals, including attorneys, accountants and consultants, retained by the Debtor in the Case with Bankruptcy Court approval, whether employed before or after the Confirmation Date, but only to the extent such professionals rendered services to or on behalf of the Debtor.

Designated Causes of Action shall mean any of the following types of Estate Causes of Action: (a) Estate Causes of Action which the Plan Trustee designates, in writing, as being the responsibility of the Plan Committee to pursue and (b) Estate Causes of Action designated by the Court in a Final Order as being the responsibility of the Plan Committee to pursue if the Plan Committee has made a written request to the Plan Trustee to pursue a specific Estate Cause of Action, the Plan Trustee does not designate the Estate Cause of Action or pursue the Estate Cause of Action within a reasonable period of time after receipt of the request, and the Court, after notice and hearing, determines that it is appropriate for the Plan Committee to investigate and pursue such an Estate Cause of Action on behalf of the Debtor.

Disbursement Account shall mean the account established by the Debtor in accordance with Section 8.1(a) of this Plan.

Disclosure Statement shall mean the Disclosure Statement accompanying this Plan filed or to be filed with the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code.

Disputed Claim shall mean a Claim asserted against the Debtor, including any Administrative Claim, which is not an Allowed Claim pursuant to this Plan, a Final Order or a settlement stipulation, and

(i)	if no proof of claim or request for payment of an Administrative Claim has been filed by the applicable Bar Date: (a) a Claim that has been or hereafter is listed on the Schedules as disputed, contingent or unliquidated; or (b) a Claim that has been or hereafter is listed on the Schedules as other than disputed, contingent or unliquidated, but as to which the Debtor, the Plan Trustee or any other party in interest has interposed a timely objection or request for estimation in accordance with this Plan, the Bankruptcy Code and the Bankruptcy Rules by the Claims Objection Deadline or with respect to Administrative Claims, the deadline set forth in Section 3.1 of this Plan, as applicable, which objection or request for estimation has not been withdrawn or determined by a Final Order; or

(ii)	if a proof of claim or request for payment of an Administrative Claim has been filed by the applicable Bar Date: (a) a Claim for which no corresponding Claim has been or hereafter is listed on the Schedules; (b) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as other than disputed, contingent or unliquidated, but the nature or amount of the Claim as asserted in the proof of claim varies from the nature or amount of such Claim as listed on the Schedules; (c) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as disputed, contingent or unliquidated; or (d) a Claim or request for payment of an Administrative Claim for which a timely objection or request for estimation is interposed by the Debtor, the Plan Trustee or any other party in interest in accordance with this Plan, the Bankruptcy Code and the Bankruptcy Rules by the Claims Objection Deadline or, with respect to Administrative Claims, the deadline set forth in Section 3.1 of this Plan, as applicable, which objection or request for estimation has not been withdrawn or determined by a Final Order. A Claim of the type listed in clauses (a) through (c) of this clause (ii) shall no longer be considered a Disputed Claim if no objection or request for estimation has been filed by the Claims Objection Deadline.

Disputed Claims Reserve shall mean a reserve into which the Debtor shall deposit monies on account of Disputed Claims in accordance with the provisions of Section 8.4(b) of this Plan.

Distribution shall mean any distribution of Estate Property (including Cash) pursuant to this Plan.

District Court shall mean the United States District Court for the Northern District of Alabama, Southern Division.

Effective Date shall mean the first Business Day immediately following the date on which the conditions specified in Section 10.1 of this Plan are satisfied.

Employee-Related Agreements shall mean those agreements between the Debtor and any of its employees or any Person acting on behalf of such employees.

Estate shall mean the bankruptcy estate of the Debtor created pursuant to Section 541(a) of the Bankruptcy Code upon the filing of the Case and shall include all Estate Causes of Action, which shall remain in existence for the purpose of allowing the investigation, prosecution and/or settlement of the Estate Causes of Action pursuant to the terms of this Plan.

Estate Causes of Action shall mean any and all Causes of Action that the Debtor, the Estate or the Plan Trustee has or may have against any Person, including (a) Avoidance Claims; (b) any rights to property of the estate of the Debtor pursuant to Section 541 of the Bankruptcy Code; and (c) any rights to legal or equitable remedies (including rights to payment), whether known or unknown, reduced to judgment, not reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, and whether asserted or assertable directly or derivatively, in law or equity, and in any court or tribunal or otherwise.

Estate Property shall mean property of the Debtor, including Cash, securities, Estate Causes of Action (and recoveries thereon), and other real or personal property, and all property of the Estate as defined in Section 541 of the Bankruptcy Code (all of which property shall, on the Effective Date, continue to be vested in the Estate).

Expense Reserve shall mean a reserve in an amount reasonably estimated by the Plan Trustee as being necessary to assure payment of accrued but unpaid professional fees, expenses and costs, estimated professional fees, Post-Confirmation Administrative Expenses, Indenture Trustee Fees, and expenses and costs that the Plan Trustee anticipates will be incurred in connection with the performance of the Debtor’s duties under this Plan and applicable law and the pursuit of any Estate Causes of Action, which amounts are to be reserved from distributions to the Holders of Claims pending full implementation of this Plan.

Final Decree shall mean a Final Order entered by the Court pursuant to Section 350 of the Bankruptcy Code closing the Case.

Final Distribution shall have the meaning given to it in Section 8.3 of this Plan.

Final Order shall mean an order or judgment of a court as to which no motion for rehearing, reconsideration, or new trial has been filed and remains pending and (i) the time to appeal or to seek certiorari or review has expired and as to which no appeal or petition for certiorari or review has been timely filed, or (ii) any timely-filed appeal or petition for certiorari or review has been finally determined or dismissed.

Gaines shall mean J. Gordon Gaines, Inc., a Delaware corporation.

Gaines Bankruptcy Case shall mean the bankruptcy case pending in the Bankruptcy Court, styled as In re J. Gordon Gaines, Inc., Case No. 06-2808, and jointly administered with this Case.

Gaines Trustee shall mean the “Plan Trustee” under (and as defined in) the Third Amended Chapter 11 Plan of Liquidation proposed by J. Gordon Gaines, Inc., in the matter styled In re J. Gordon Gaines, Inc., Chapter 11 Case No. 06-02517-TBB11, as such Chapter 11 Plan of Liquidation is confirmed by the Bankruptcy Court.

General Unsecured Claim shall mean an Unsecured Claim other than an Administrative Claim, Priority Claim, Junior Debenture Claim, Senior Note/Debenture Claim or Subordinated Claim, but including any Secured Creditor Deficiency Claim.

Governmental Unit shall have the meaning given to such term in Section 101 of the Bankruptcy Code.

Holder means the Person who owns a Claim or is a Shareholder.

Indenture Documents shall mean, in the case of the Junior Debenture Trustee, the Junior Debenture Documents; in the case of the Senior Debenture Trustee, the Senior Debenture Documents; and, in the case of the Senior Note Trustee, the Senior Note Documents.

Indenture Trustee Fees shall mean, with respect to each Indenture Trustee, the fees and expenses (including reasonable counsel fees and expenses) due and payable to such Indenture Trustee in accordance with the applicable Indenture Documents.

Indenture Trustees shall mean the Junior Debenture Trustee and the Senior Trustees, and their respective successors in such capacities.

Initial Distribution Date shall have the meaning given to it in Section 8.3 of this Plan.

Insurance Companies shall mean Vesta Fire Insurance Corporation, Vesta Insurance Corporation, Shelby Casualty Insurance Company, The Shelby Insurance Company, Texas Select Lloyds Insurance Company, Select Insurance Services, Inc., Florida Select Insurance Company, and Hawaiian Insurance & Guaranty Company Limited.

Insurance Policies shall mean any and all policies of insurance of the Debtor or of the Estate and all agreements, instruments, and documents relating to these policies, including, without limitation, the D&O Policy and any property insurance.

Involuntary Petition Date shall mean July 18, 2006.

Junior Debenture Agreement shall mean that certain Indenture dated as of January 31, 1997, as amended and/or supplemented, between Vesta Insurance Group, Inc., as sponsor, and First Union National Bank of North Carolina, pursuant to which the Debtor issued the Junior Debentures.

Junior Debenture Claim shall mean an Unsecured Claim that arises under the Junior Debenture Agreement and that is not a Subordinated Claim.

Junior Debenture Documents shall mean the Junior Debenture Agreement; the Amended and Restated Declaration of Trust of Vesta Capital Trust I dated as of January 31, 1997, as amended and/or supplemented; and the Capital Securities Guarantee Agreement dated as of January 31, 1997, as amended and/or supplemented.

Junior Debenture Trustee shall mean Wilmington Trust Company, in its capacity as (a) successor Indenture Trustee under the Junior Debenture Agreement; (b) successor Property Trustee under the Amended and Restated Declaration of Trust of Vesta Capital Trust I dated as of January 31, 1997; (c) successor Capital Securities Guarantee Trustee under the Capital Securities Guarantee Agreement dated as of January 31, 1997; (d) successor Paying Agent and Registrar and Transfer Agent under the Amended and Restated Declaration of Trust of Vesta Capital Trust I dated as of January 31, 1997; (e) successor Paying Agent and Registrar and Transfer Agent under the Junior Debenture Agreement; and (f) successor Delaware Trustee under the Amended and Restated Declaration of Trust of Vesta Capital Trust I dated as of January 31, 1997.

Junior Debentures shall mean the 8.525% Junior Subordinated Deferrable Interest Debentures issued by the Debtor pursuant to the terms of the Junior Debenture Agreement.

Lien shall have the meaning given to such term in Section 101 of the Bankruptcy Code.

Order for Relief Date shall mean August 8, 2006.

Permitted Investments shall have the meaning given to it in Section 7.4 of this Plan.

Person shall mean any individual, corporation, partnership, trust, limited liability partnership, limited liability company, venture, unincorporated organization, any other business or commercial association or governmental agency or unit or political subdivision.

Plan shall mean this Third Amended Plan of Liquidation of Vesta Insurance Group, Inc., and any accompanying schedules, exhibits, supplements or other documents filed in connection herewith.

Plan Committee shall mean a committee which shall consist of those members of the Committee as of the Confirmation Date who are willing to serve on the Plan Committee and such other members as may be appointed by the Court at the request of an interested party (other than the Debtor or an insider of the Debtor) on or before the Confirmation Date.

Plan Trustee shall mean Lloyd T. Whitaker of Atlanta, Georgia, or any successor appointed pursuant to this Plan.

Post-Confirmation Administrative Expenses shall mean the fees, costs and expenses incurred after the Confirmation Date in connection with the administration and consummation of this Plan by the Plan Trustee and Post-Confirmation Professionals, including expenses of operation, salaries of employees of the Debtor and Plan Trustee, and expenses and fees of Post-Confirmation Professionals for services rendered (including the review of Claims against the Debtor and the filing of objections thereto and the prosecution of any litigation or enforcement of Causes of Action in connection with the Plan, such as Estate Causes of Action).

Post-Confirmation Professional shall mean the Plan Trustee and any professional, including an attorney, accountant or consultant (whether previously employed by the Debtor or the Committee in the Case or otherwise), retained by the Plan Trustee or the Plan Committee to provide services to the Plan Trustee or the Plan Committee after the Confirmation Date.

Post-Confirmation Professional Compensation shall mean any claim for Post-Confirmation Administrative Expenses by Post-Confirmation Professionals.

Priority Claim shall mean an Unsecured Claim (or portion thereof) that is entitled to priority under Section 507 of the Bankruptcy Code.

Priority Non-Tax Claim shall mean all Priority Claims other than Administrative Claims and Priority Tax Claims.

Priority Tax Claim shall mean a Priority Claim (or portion thereof) that is entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

Pro Rata Share shall mean, with respect to a Distribution on account of any Allowed Claim, an amount determined by multiplying such Claim by a fraction, the numerator of which shall be the amount of such Allowed Claim and the denominator of which shall be the aggregate amount on such date of all Claims in such Class (or, in the case of Classes C, D and E, such combined Classes), including all Disputed Claims in such Class (or Classes) on such date subject to any order entered by the Bankruptcy Court estimating the Disputed Claim on a preliminary or final basis for purposes of making the Distribution.

Professional Compensation shall mean any amounts claimed by a Professional Person for services rendered or expenses incurred by such Professional Person in representing the Debtor or the Committee.

Professional Persons shall mean Debtor Professionals and Committee Professionals, or any of them.

Professional Statement shall mean a billing statement from a Post-Confirmation Professional, including an attorney, accountant, or consultant, describing services rendered and expenses incurred by the professional.

Receivers shall mean any Person who is a plaintiff or petitioner in any of the following styled proceedings: (i) Department of Insurance v. Vesta Fire Insurance Corporation, Vesta Insurance Corporation, Shelby Casualty Insurance Company, The Shelby Insurance Company, Texas Select Lloyds Insurance Company and Select Insurance Services, Inc., Cause No. D-GN-06-002366, in the 126th District Court, Travis County, Texas; (ii) State of Florida ex rel., The Department of Financial Services of the State of Florida v. Florida Select Insurance Company, Case No. 2006-1669, in the Circuit Court of the Second Judicial Circuit in and for Leon County, Florida; and (iii) J.P Schmidt, as Insurance Commissioner of the State of Hawaii v. Hawaiian Insurance & Guaranty Company Limited, S.P. No. 06-1-0225-VSM, in the Circuit Court of the First Circuit, State of Hawaii.

Schedules shall mean the schedules of assets and liabilities, the list of Holders of Shareholder Interests and the statement of financial affairs filed with the Bankruptcy Court by the Debtor, including any amendments or supplements thereto.

SEC shall mean the Securities Exchange Commission.

Secured Claim shall mean a Claim against the Debtor that arose before the Order for Relief Date, to the extent of the value of any Lien on Property of the Debtor that secures payment of such Claim.

Secured Creditor Deficiency Claim shall mean the Claim of a creditor against the Debtor for the excess of such creditor’s Claim over the value of the Liens securing such Claim.

Senior Debenture Documents shall mean the Senior Debenture Indenture and all instruments and agreements executed in connection therewith.

Senior Debenture Trustee shall mean U.S. Bank National Association as successor to Wachovia Bank, National Association (successor by merger to SouthTrust Bank of Alabama, National Association), in its capacity as Indenture Trustee under the Senior Debenture Indenture.

Senior Note Documents shall mean the Senior Note Indenture and all instruments and agreements executed in connection therewith.

Senior Note/Debenture Documents shall mean the Senior Debenture Documents and the Senior Note Documents.

Senior Note/Debenture Claim shall mean an Unsecured Claim that arises under any of the Senior Note/Debenture Documents and that is not a Subordinated Claim.

Senior Debenture Indenture shall mean the Indenture Agreement dated July 19, 1995, as supplemented by Supplemental Indenture dated as of July 19, 1995, between Vesta Insurance Group, Inc. and SouthTrust Bank of Alabama, National Association, and relating to the Debtor’s issuance of its 8 3/4% Senior Debentures due 2025.

Senior Note Indenture shall mean the Indenture dated as of December 30, 1999, as amended and supplemented by First Supplemental Indenture dated as of February 28, 2005, between Vesta Insurance Group, Inc. and Regions Bank, and relating to the Debtor’s issuance of its 12.5% Senior Notes due 2005 (which Senior Notes, as a result of the First Supplemental Indenture, now have a final maturity date of December 30, 2008 and an interest rate of 8% per annum).

Senior Note Trustee shall mean Regions Bank in its capacity as Indenture Trustee under the Senior Note Indenture.

Senior Trustees shall mean the Senior Debenture Trustee and the Senior Note Trustee.

Services Agreement shall mean that certain Post-Confirmation Records Access and Services Agreement dated December 22, 2006, among the Debtor, Gaines, and the Special Deputy Receiver, as at any time amended on modified.

Settlement Agreement shall mean that certain Settlement Agreement and Release dated as of July 23, 2001, among the Debtor, James E. Tait, Norman W. Gayle, III, and Donald W. Thornton, as at any time amended or modified.

Shareholders shall mean all Holders of Shareholder Interests.

Shareholder Interests shall mean the Common Stock and other equity securities of the Debtor (as defined in Section 101(16) of the Bankruptcy Code) outstanding prior to the Effective Date and any option, warrant or other right to acquire any equity interests of the Debtor that was issued or outstanding prior to the Effective Date.

Special Deputy Receiver shall mean Prime Tempus, Inc., in its capacity as Special Deputy Receiver and any successor in such capacity.

Subordinated Claim shall mean a Claim arising from the rescission of a purchase or sale of a security of the Debtor or of an Affiliate of the Debtor, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under Section 502 of the Bankruptcy Code on account of such Claim, which shall be subordinated to all Claims or Shareholder Interests that are senior to or equal the Claim or Shareholder Interest represented by such security, except that if such security is Common Stock, such Claim has the same priority as Common Stock, as set forth in Section 510(b) of the Bankruptcy Code.

Taxing Authorities shall mean the various Governmental Units holding tax claims against the Debtor.

Title 28 shall mean title 28 of the United States Code, 28 U.S.C. §§ 1 et seq.

Unclaimed Property shall mean any funds in the Disbursement Account or otherwise distributed pursuant to this Plan by the Debtor which are unclaimed and shall include (a) checks (and the funds represented thereby) which have been returned as undeliverable without a proper forwarding address, (b) funds for checks which have not been presented and paid within ninety (90) days of their issuance, and (c) checks (and the funds represented thereby) which were not mailed or delivered because of the absence of a proper address to mail or deliver such property.

Unpaid Claims Reserve shall mean an account established and maintained by the Plan Trustee for the deposit of Unclaimed Property pursuant to Section 8.6 of this Plan.

Unsecured Claim shall mean a Claim against the Debtor that arose or is deemed to have arisen before the Involuntary Petition Date, to the extent the amount of such Claim (a) is not secured by any interest in any Estate Property or (b) is greater than the value of any interest in Estate Property which secures such Claim.

1.2 The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. All references to any statute shall include all related rules and implementing regulations and any amendments of same and any successor statutes, rules and regulations; to this Plan or any other agreement, instrument or document (including any Debt Instruments) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof; to any Person shall mean and include the successors and permitted assigns of such Person; or to “including” and “include” shall be understood to mean “including, without limitation” (and, for purposes hereof, the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned). All calculations and payments are to be made in lawful currency of the United States of America. The phrase “full satisfaction” when used with reference to Distributions on account of a Claim shall mean the full and complete settlement, satisfaction, release and discharge of such Claim. In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE 2.

CLASSIFICATION OF CLAIMS AND INTERESTS

All Claims and Shareholder Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified.

A Claim or Shareholder Interest is placed in a particular Class only to the extent that the Claim or Shareholder Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Shareholder Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving Distributions pursuant to this Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

2.1 Unimpaired Classes of Claims (deemed to have accepted this Plan and, therefore, not entitled to vote on this Plan):

(a) Class A - Priority Non-Tax Claims — Class A shall consist of all Allowed Claims that are Priority Claims other than Administrative Claims and Priority Tax Claims.

(b) Class B - Secured Claims — Class B shall consist of all Allowed Claims that are Secured Claims.

2.2 Impaired Classes of Claims and Shareholder Interests (entitled to vote on this Plan, unless deemed to have rejected this Plan and therefore not entitled to vote):

(a) Class C - Senior Note/Debenture Claims — Class C shall consist of all Allowed Claims that are Senior Note/Debenture Claims.

(b) Class D - Junior Debenture Claims — Class D shall consist of all Allowed Claims that are Junior Debenture Claims.

(c) Class E - General Unsecured Claims — Class E shall consist of all Allowed Claims that are General Unsecured Claims.

(d) Class F - Subordinated Claims — Class F shall consist of all Allowed Claims that are Subordinated Claims.

(e) Class G - Shareholder Interests — Class G shall consist of all Shareholder Interests.

ARTICLE 3.

TREATMENT OF ADMINISTRATIVE CLAIMS

AND PRIORITY TAX CLAIMS

Administrative and Priority Tax Claims shall be treated in the following fashion:

3.1 Non-Ordinary Course Administrative Claims and Bar Date. Any Person who asserts an Administrative Claim that arises before the Confirmation Date, including Claims under Section 503(b)(2)-(5) of the Bankruptcy Code, but excluding Claims of Professional Persons for the payment of Professional Compensation and Claims described in Sections 3.3, 3.4 or 3.5 of this Plan, shall, on or before the Administrative Claim Bar Date, file an application with the Bankruptcy Court for allowance of such Claim as an Administrative Claim (specifying the amount of and basis for such Claim) and serve such application on counsel for the Debtor, the Committee and the Bankruptcy Administrator; provided, however, that applicants who have filed an application with the Bankruptcy Court before the Administrative Claim Bar Date need not file a new application. Failure to file a timely application for allowance pursuant to this section shall bar a claimant from seeking recovery on such Administrative Claim. The Plan Trustee shall have sixty (60) days (or such longer period as may be allowed by order of the Bankruptcy Court) to review and object to any such Administrative Claims. Administrative Claims that are allowed under applicable provisions of the Bankruptcy Code shall be paid, in full, in single Cash payments on the later to occur of the Effective Date or thirty (30) days following entry of an order by the Bankruptcy Court allowing the Claim, unless Holder agrees in writing to a different treatment of such Administrative Claim.

3.2 Professional Compensation. All Professional Persons entitled to Professional Compensation for services rendered to the Debtor or the Committee shall file and serve on the Debtor, the Plan Trustee, counsel for the Committee and the Bankruptcy Administrator an application for final allowance of compensation and reimbursement of expenses not later than sixty (60) days after the Effective Date. Such application may include fees and expenses of the applicant incurred after the Confirmation Date but prior to the Effective Date. All such Professional Compensation, when and if so awarded, shall be paid, in full, in single Cash payments within thirty (30) days following the date on which the order by the Bankruptcy Court allowing the Professional Compensation becomes a Final Order, unless the party entitled to payment thereof agrees in writing to a different treatment thereof. Notwithstanding the foregoing, any Professional Person who is entitled to receive compensation or reimbursement of expenses pursuant to any prior order of the Bankruptcy Court establishing procedures for the allowance of such compensation may continue to receive such compensation and reimbursement of expenses for services rendered before the Confirmation Date, without further Bankruptcy Court review or approval. Professional Persons who are required to file and serve applications for final allowance of their Claims for Professional Compensation and who do not file and serve such applications by the deadline required herein shall be forever barred from asserting such Claims for Professional Compensation against the Debtor, and such Claims for Professional Compensation shall be deemed discharged as of the Effective Date. Objections to any Claim for Professional Compensation must be filed and served on the Debtor, the Committee, the Plan Trustee and the Bankruptcy Administrator, as well as the Professional Person asserting the Claim for Professional Compensation, not later than thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which an application for final allowance of such Claim for Professional Compensation was served.

3.3 Ordinary Course Administrative Claims. The Debtor shall have the right to satisfy administrative expenses arising from obligations of the Debtor incurred in the ordinary course of business on or after the Order for Relief Date by means of the Debtor’s performance of the obligations in accordance with the terms and conditions of the agreement or applicable law giving rise thereto; provided, however, that the Debtor’s failure to perform such obligations shall not relieve the Holder of such Claim from the requirement to file and serve before the Administrative Claims Bar Date an application with the Bankruptcy Court for allowance of such Claim as an Administrative Claim.

3.4 Payment of Bankruptcy Administrator Fees. All fees due the Bankruptcy Administrator shall be paid in the ordinary course of the Debtor’s business, and no proof of claim shall be required to be filed.

3.5 Payment of Indenture Trustee Fees. Each Indenture Trustee entitled under its Indenture Documents to receive Indenture Trustee Fees shall forward to the Debtor and the Committee (and, if forwarded after the Effective Date, to the Plan Trustee), on or before the tenth (10th) day after the Effective Date, a statement of its Indenture Trustee Fees that accrued during the period from the Involuntary Petition Date through the Effective Date. Unless a written objection is made by the Committee or the Plan Trustee as to the reasonableness of, or the entitlement of such Indenture Trustee to be reimbursed by the Debtor for, such Indenture Trustee Fees within fifteen (15) days after the later to occur of the Committee’s receipt of such statement or the Effective Date, the Plan Trustee shall promptly pay such Indenture Trustee Fees, without the necessity or requirement of such Indenture Trustee filing any application with the Bankruptcy Court therefor. Any objection made by the Committee or the Plan Trustee to the reasonableness of or entitlement to any Indenture Trustee Fees shall be resolved by the Bankruptcy Court, provided the Plan Trustee shall be authorized and directed to pay such Indenture Trustee Fees to the extent not objected to in accordance with this Section 3.5.

3.6 Priority Tax Claims. Except to the extent that the Holder thereof agrees to a different treatment, each Holder of a Priority Tax Claim that is an Allowed Claim shall receive, in full satisfaction of such Claim, Cash in the amount of such Claim on the later to occur of the Effective Date or thirty (30) days after the date on which such Priority Tax Claim becomes an Allowed Claim.

ARTICLE 4.

TREATMENT OF UNIMPAIRED CLASSES

4.1 Treatment of Class A Priority Non-Tax Claims. Each Holder of an Allowed Claim in Class A shall receive, on account of such Claim and in full satisfaction thereof, Cash on the Initial Distribution Date in the allowed amount of such Claim, unless the Holder of such Claim agrees to different treatment.

4.2 Treatment of Class B Secured Claims. Unless the Holder thereof agrees to different treatment, each Holder of an Allowed Claim in Class B shall receive, on account of such Claim and in full satisfaction thereof, either (a) abandonment of the collateral securing the Claim or (b) Cash on the Effective Date in the allowed amount of such Claim (including any interest on such Claim required to be paid pursuant to Section 506(b) of the Bankruptcy Code); provided, however, the Debtor may elect by notice to the Holder of such Claim to (i) cure all defaults that occurred before or after the Involuntary Petition Date (other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code or of a kind that Section 365(b)(2) expressly does not require to be cured), (ii) reinstate the maturity of such Claim as such maturity existed before such default, compensate the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law, (iii) if such Claim arises from any failure to perform a non-monetary obligation, compensate the Holder of such Claim for any actual pecuniary loss incurred by such Holder as a result of such failure, and (iv) otherwise comply with the legal, equitable and contractual rights to which the Holder of the Claim is entitled under the Debt Instruments evidencing such Claim. Distributions on account of Allowed Claims in Class B shall be made on the later to occur of the Initial Distribution Date or ten (10) days after the date on which such Secured Claim becomes an Allowed Claim.

ARTICLE 5.

TREATMENT OF IMPAIRED CLASSES

Except as otherwise provided in Article 4 of this Plan, all Classes of Claims and Shareholder Interests are impaired under this Plan. In the event a dispute arises as to whether any Class of Claims or Shareholder Interests is impaired under this Plan, the Bankruptcy Court, after notice and an opportunity for a hearing, shall resolve such controversy. All impaired Classes shall receive the Distribution set forth in this Article on account of, and in complete satisfaction of, all Claims against the Debtor and the Estate, and shall have no rights or remedies against the Debtor, the Estate or any Estate Property, except as specifically set forth in this Plan; provided, however, such restriction shall be without prejudice to the rights of any party in interest to pursue Causes of Action (other than Estate Causes of Action) against Persons other than the Debtor or the Estate or any Estate Property. If and to the extent that any Claim is equitably subordinated pursuant to Section 510(c) of the Bankruptcy Code prior to any Distribution under this Plan, then in making such Distribution, the Plan Trustee shall cause Available Cash that would otherwise be distributed to the Holder of such equitably subordinated Claim to be distributed instead to the Holder of the Claim, or ratably to the Holders of the Claims, to which such equitably subordinated Claim is subordinated.

The treatment of Classes C, D, E, F, and G shall be as follows:

5.1 Treatment of Class C (Senior Note/Debenture Claims). To the extent there are funds remaining after payment, or a reserve for payment, of Allowed Claims in Classes A through B and the payment of Allowed Indenture Trustee Fees, and a reserve for payment of any Disputed Claims in such Classes, upon the Initial Distribution Date and thereafter as provided in Section 8.3 of this Plan, each Holder of a Senior Note/Debenture Claim shall be entitled to receive on account of such Claim a Pro Rata Share of (i) the Available Cash calculated based on the aggregate amount on such date of all Claims in Classes C, D and E, and (ii) all Available Cash that would otherwise be distributed to the Holders of Allowed Claims in Class D pursuant to Section 5.2 of this Plan, in accordance with the Debenture Subordination Provisions, until such Claim is paid in full (including payment in full of post-petition interest to the extent of such Holder’s Pro Rata Share of Available Cash that would otherwise be distributed to the Holders of Allowed Claims in Class D, to the extent authorized by the Debenture Subordination Provisions).

5.2 Treatment of Class D (Junior Debenture Claims). To the extent there are funds remaining after payment, or a reserve for payment, of Allowed Claims in Classes A through B and the payment of Allowed Indenture Trustee Fees, and a reserve for payment of any Disputed Claims in such Classes, upon the Initial Distribution Date and thereafter as provided in Section 8.3 of this Plan, each Holder of a Junior Debenture Claim shall be entitled to receive on account of such Claim a Pro Rata Share of the Available Cash calculated based on the aggregate amount on such date of all Claims in Classes C, D and E; provided, however, that the Distribution on account of such Allowed Claims shall be held by the Plan Trustee, who, pursuant to the enforcement of the Debenture Subordination Provisions, shall first pay the Indenture Trustee Fees of the Junior Debenture Trustee as provided in the Junior Debenture Documents and in accordance with Section 510(a) of the Bankruptcy Code (to the extent such Indenture Trustee Fees have not otherwise been paid as provided in Section 7.11(b) of this Plan) and then distribute the balance of such Distribution, as provided in Section 8.3(g) of this Plan, to the Holders of Allowed Claims in Class C for their ratable benefit until the Senior Note/Debenture Claims are paid in full (including payment in full of post-petition interest to the extent of such Holder’s Pro Rata Share of Available Cash that would otherwise be distributed to the Holders of Allowed Claims in Class D, to the extent authorized by the Debenture Subordination Provisions), and then to the Holders of Junior Debenture Claims until such Claims are paid in full without post-petition interest or the Estate Property is exhausted.

5.3 Treatment of Class E (General Unsecured Claims). To the extent there are funds remaining after payment, or a reserve for payment, of Allowed Claims in Classes A through B, and a reserve for payment of any Disputed Claims in such Classes, upon the Initial Distribution Date and thereafter as provided in Section 8.3 of this Plan, each Holder of a General Unsecured Claim shall be entitled to receive on account of such Claim a Pro Rata Share of the Available Cash calculated based on the aggregate amount on such date of all Claims in Classes C, D and E, until such Claim is paid in full without post-petition interest or the Estate Property is exhausted.

5.4 Treatment of Class F (Subordinated Claims). To the extent there are funds remaining after payment, or a reserve for payment, of Allowed Claims in Classes A through E, and a reserve for payment of any Disputed Claims in such Classes, each Holder of a Subordinated Claim, if any, shall be entitled to receive on account of such Claim a Pro Rata Share of the Available Cash until such Subordinated Claims are paid in full without interest or the Estate Property is exhausted.

5.5 Treatment of Class G (Shareholder Interests). On the Effective Date, all Shareholder Interests shall be deemed canceled and shall have no further legal effect, provided that such cancellation shall be without prejudice to the rights of Shareholders to receive Distributions on account of their Shareholder Interests after the payment in full, with interest to the fullest extent permitted by applicable law, of all Allowed Claims.

ARTICLE 6.

TREATMENT OF EXECUTORY CONTRACTS AND LEASES

6.1 Assumption or Rejection of Executory Contracts and Unexpired Leases. All executory contracts (including Employee-Related Agreements) and unexpired leases that have not been assumed and assigned in an order entered by the Bankruptcy Court shall be deemed to be rejected by the Debtor on the Confirmation Date; provided, however, that the Debtor reserves the right to change the election with respect to the acceptance or rejection of any executory contract or unexpired lease at any time prior to the Confirmation Date; and provided further, however, that the Employee-Related Agreements relating to Norman Gayle and Donald Thornton and the Settlement Agreement shall be deemed rejected on the later to occur of the Effective Date or January 1, 2007. To the extent that any Insurance Policy is deemed to be an executory contract, the Debtor shall assume such Insurance Policy effective as of the Effective Date. The Debtor is not in default under any Insurance Policy and, therefore, the Debtor shall not make any cure payments in connection with the assumption of any Insurance Policy under this Section 6.1.

6.2 Payments Related to Assumption of Executory Contracts and Unexpired Leases. The provisions of each executory contract or unexpired lease to be assumed under this Plan which are or may be in default shall be satisfied solely by Cure. Any party to an executory contract or unexpired lease that wishes to assert that Cure is required as a condition to assumption shall file a proposed claim (a “Cure Claim”) within forty-five (45) days after service of the Confirmation Order, after which the Debtor, acting through the Plan Trustee, shall have forty-five (45) days to file any objections thereto. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of the Debtor to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, the matter shall be set for hearing in the Bankruptcy Court on the next available hearing date, or such other date as may be mutually agreed upon, and Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption and assignment, as the case may be; provided, however, if there is a dispute as to the amount of Cure that cannot be resolved consensually among the parties, the Debtor shall have the right to reject the contract or lease for a period of five (5) days after entry of a Final Order establishing a Cure amount in excess of that provided by the Debtor. If the Cure amount is not disputed, the Debtor shall pay the Cure Claim, if any, to the claimant within twenty (20) days after service of the Cure Claim. Disputed Cure amounts that are resolved by agreement or Final Order shall be paid by the Debtor within twenty (20) days of such agreement or Final Order.

6.3 Insurance Policies. Nothing contained in this Plan shall constitute or be deemed a waiver of any claim or Cause of Action that the Debtor may hold against any Person, including an insurer, under any of the Insurance Policies (including the D&O Policy).

6.4 Rejection Damages Bar Date. If the rejection by the Debtor (pursuant to this Plan or otherwise) of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceful against the Debtor or the Estate, or with respect to any Estate Property, unless a proof of claim is filed and served upon counsel to the Debtor, the Committee and, if after the Effective Date, the Plan Trustee and the Plan Committee, within thirty (30) days after service of the later of (a) notice of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.

ARTICLE 7.

CORPORATE GOVERNANCE AND

MANAGEMENT OF DEBTOR

7.1 Continued Corporate Existence; Dissolution of Debtor. The Debtor shall continue to exist after the Effective Date in accordance with the laws of the State of Delaware and pursuant to the Amended Certificate of Incorporation and Amended By-Laws, for the limited purpose of liquidating and distributing all of the Estate Property. As soon as practicable after the Plan Trustee exhausts the assets of the Estate by making the final Distribution of Cash under this Plan, the Plan Trustee shall (i) effectuate the dissolution of the Debtor in accordance with the laws of the State of Delaware and (ii) resign as the sole officer and sole director of the Debtor.

7.2 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws of the Debtor shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. The Certificate of Incorporation of the Debtor shall be amended to, among other things, include pursuant to Section 1123(a)(6) of the Bankruptcy Code a provision prohibiting the issuance of non-voting equity securities and limit the activities of the Debtor to matters related to the implementation of this Plan. The forms of the documents relating to the Amended Certificate of Incorporation and Amended By-Laws shall be filed with the Bankruptcy Court on or before the hearing on confirmation of this Plan.

7.3 Directors and Officers. From and after the Effective Date, the Plan Trustee shall serve as the sole officer and sole director of the Debtor and in those capacities shall be authorized to execute, deliver, file or record such documents, instruments, releases and other agreements and to take such actions as may be necessary or appropriate to effectuate and to further evidence the terms and conditions of this Plan. As of the Effective Date, all officers and directors of the Debtor shall be deemed removed from their positions effective as of 12:01 a.m. on the Effective Date.

7.4 Plan Trustee. From and after the Effective Date, the Plan Trustee shall serve under this Plan and shall discharge all of the rights, powers and duties set forth in this Plan. In the event of the death, resignation, incapacity, disqualification, or misconduct of the Plan Trustee, the Bankruptcy Court may appoint a successor Plan Trustee. The Debtor shall retain and have all of the rights, powers and duties necessary to carry out its responsibilities under this Plan, provided that such rights, powers and duties shall be exercisable solely by the Plan Trustee on behalf of the Debtor pursuant to this Plan. Without limiting the generality of the foregoing, the Plan Trustee, acting on behalf of the Debtor, shall have the following rights, powers and duties: (i) the rights, powers, and duties of a trustee under Sections 704(a)(1), (2), (4), (5) and (7) and 1106(a)(6) and (7) of the Bankruptcy Code and the rights and duties set forth in this Plan; (ii) to employ and compensate the professionals currently employed by the Debtor or Committee or such other professionals as the Plan Trustee may select pursuant to the procedures set forth in this Plan; (iii) to liquidate and collect all Estate Property and administer the Estate; (iv) to review, investigate and (if appropriate) object to or seek equitable subordination of Claims against the Estate; (v) to investigate, prosecute and/or settle (as provided in this Plan) all Estate Causes of Action; (vi) to voluntarily engage in arbitration or mediation with respect to any Estate Cause of Action; (vii) invest the Debtor’s Cash in (a) direct obligation to the United States of America or obligations of any agency or instrumentality thereof which are guaranteed by the full faith and credit of the United States of America, (b) in money market deposit accounts, checking accounts, savings accounts or certificates of deposit, or other time deposit accounts that are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof, or (c) or any other investments that may be permissible under Section 345 of the Bankruptcy Code or Order of the Bankruptcy Court (collectively, “Permitted Investments”); (viii) to calculate and make all Distributions to be made pursuant to this Plan; (ix) to make and file tax returns for the Debtor; (x) to seek estimation of contingent or unliquidated Claims under Section 502(c) of the Bankruptcy Code or determinations of tax liabilities under Section 505 of the Bankruptcy Code; (xi) to dissolve the Debtor in accordance with the terms of this Plan; (xii) to execute and deliver, and to perform all of its obligations under, the Services Agreement and the Clawback Agreement; and (xiii) to take all other actions in furtherance of the implementation of this Plan. The retention by the Plan Trustee of any Post-Confirmation Professionals shall be done in the ordinary course of business and shall not be subject to the prior approval of the Bankruptcy Court; provided, however, that, upon retaining any Post-Confirmation Professional, the Plan Trustee shall file a notice of such retention with the Bankruptcy Court, and such retention shall be subject to review and objection by any party in interest (including the Plan Committee), with any such objection which cannot be resolved by agreement of the parties to be determined by the Bankruptcy Court, but the filing of any such objection shall not operate to preclude such retention. The Plan Trustee shall in all events liquidate all tangible items of Estate Property (excluding books and records, computer equipment and miscellaneous items of office furniture and equipment required by the Plan Trustee for the discharge of his duties hereunder, and property to be abandoned in accordance with this Plan) within 365 days after the Effective Date unless such period is extended by the Bankruptcy Court for cause shown. The Plan Trustee shall file with the Bankruptcy Court periodic reports (no less frequently than on a quarterly basis) regarding the status of the Plan Trustee’s implementation of this Plan and the discharge of his duties hereunder.

7.5 Compensation of Plan Trustee. The Plan Trustee shall be compensated from available funds in the Estate, on such terms and conditions as shall be set forth in a retention agreement to be negotiated with the Committee and filed with the Bankruptcy Court on or before the hearing on confirmation of this Plan. Any professional persons retained by the Plan Trustee shall be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred from available funds of the Estate. The payment of fees and expenses of the Plan Trustee and any Post-Confirmation Professional retained by the Plan Trustee shall be made in the ordinary course of business and shall not be subject to the prior approval of the Bankruptcy Court; provided, however, both the Plan Trustee and each Post-Confirmation Professional retained by the Plan Trustee shall file with the Bankruptcy Court their statements for services rendered and expenses incurred (to be filed no less frequently than on a quarterly basis), which fee statements shall be subject to review and objection by any party in interest (including the Plan Committee), with any such objection to be resolved by the Bankruptcy Court, but the filing of any such objection shall not operate to defer the payment of all such fees or expenses. The final allowance of any such fees and expenses shall be subject to the review and approval of the Bankruptcy Court, and, if any fees or expenses paid to the Plan Trustee or any Post-Confirmation Professional retained by the Plan Trustee are required to be disgorged, the amount so disgorged shall become part of the Estate Property and disposed of as provided in this Plan. If the Plan Committee objects to the fees or expenses of any Post-Confirmation Professional, or the retention of any such Post-Confirmation Professional, and the parties are unable to resolve the objection among themselves, the Bankruptcy Court shall be authorized to determine the appropriate fee to be paid or the appropriate expenses to be reimbursed to any such Post-Confirmation Professional.

7.6 Plan Committee. On the Effective Date, the Plan Committee shall be formed and constituted, and the Committee shall cease to exist or function except to perform such obligations as are necessary to wind down its role as the Committee, including the filing of applications for approval and payment of fees and expenses of the Committee and Committee Professionals. The Plan Committee members identities shall be disclosed to the Bankruptcy Court on or prior to the Confirmation Date. If no one is willing to serve on the Plan Committee or there shall have been no Plan Committee members for a period of thirty (30) consecutive days, then the Plan

Trustee may, during such vacancy and thereafter, ignore any reference in this Plan or the Confirmation Order to the Plan Committee, and all references to the Plan Committee’s ongoing duties and rights in the Plan shall be null and void. The Plan Committee shall have all of the rights, powers and duties provided for in the Plan, including right and authority to employ and compensate professionals, whether currently employed by the Committee or such other professionals as the Plan Committee may select and consistent with Section 1103(b) of the Bankruptcy Code. In the Confirmed Case, the Plan Committee shall be authorized to:

(a)	Consult with the Plan Trustee concerning the administration of the Estate and all Estate Property;

(b)	Investigate and, if appropriate, pursue Designated Causes of Action;

(c)	Object to Claims to the extent the Plan Trustee has not filed an objection;

(d)	Review objections to and propose settlements of Disputed Claims pursuant to Section 7.8(b) and (c) of this Plan;

(e)	Review proposed settlements of Causes of Action pursuant to Section 7.9(b) and (c) of this Plan and consent or object thereto; and

(f)	Perform such other services as are specifically authorized by this Plan.

Members of the Plan Committee serve without compensation but may be reimbursed for their reasonable out-of-pocket expenses. Post-Confirmation Professionals may be retained by the Plan Committee in the ordinary course of business and without prior approval of the Bankruptcy Court; provided, however, that, upon retaining any Post-Confirmation Professional, the Plan Trustee shall file a notice of such retention with the Bankruptcy Court, and such retention shall be subject to review and objection by any party in interest, with any such objection which cannot be resolved by agreement of the parties to be determined by the Bankruptcy Court, but the filing of any such objection shall not operate to preclude such retention; provided further, however, that Post-Confirmation Professionals retained by the Plan Committee shall not be entitled to be compensated from funds available in the Estate except for services rendered in order to facilitate the Plan Committee’s discharge of its authority described in clauses (a) through (e) above in this Section 7.6 and such other matters as shall be authorized by the Bankruptcy Court after notice and a hearing. Such Post-Confirmation Professionals shall file with the Bankruptcy Court their statements for services rendered and expenses incurred (to be filed no less frequently than on a quarterly basis), and such fees and expenses shall be subject to review and objection by any party in interest (including the Plan Trustee). Any objection to such fees and expenses shall be resolved by the Bankruptcy Court, but the filing of any such objection shall not operate to defer the payment of any such fees and expenses. Neither the Plan Committee, nor any of its members or designees, nor their respective employees or Post-Confirmation Professionals, shall be liable for any act or omission of any other member, designee, agent or representative of the Plan Committee, nor shall any member be liable for any act or omission taken or omitted to be taken in its capacity as a member of the Plan Committee, other than acts or omissions resulting from such member’s willful misconduct or gross negligence.

7.7 Indemnification. The Debtor shall indemnify and hold harmless the Plan Trustee (in his capacity as such and as an officer and director of the Debtor), the Plan Committee and their respective agents, representatives, Post-Confirmation Professionals, advisors and employees (collectively, the “Indemnified Parties”) from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including reasonable attorneys’ fees, arising out of or due to their acts or omissions, or consequences of such acts or omissions, with respect to the Debtor and the Estate or the implementation or administration of this Plan, other than acts or omissions resulting from an Indemnified Party’s willful misconduct or gross negligence.

7.8 Authority to Object to, Equitably Subordinate and Settle Claims. From and after the Effective Date, the Debtor, acting through the Plan Trustee, shall be authorized, with respect to those Claims that are not Allowed Claims hereunder or by Bankruptcy Court order, (i) to object to any Claims or Shareholder Interests filed against the Estate, (ii) to seek equitable subordination of the whole or any part of a Claim under Section 510(c)(i) of the Bankruptcy Code or other applicable law, and (iii) pursuant to Bankruptcy Rule 9019(b) and Section 105(a) of the Bankruptcy Code, to compromise and settle Disputed Claims, in accordance with the following procedures, which shall constitute sufficient notice in accordance with the Bankruptcy Code and the Bankruptcy Rules for compromises and settlement of claims:

(a) If the resulting settlement provides for an Allowed Claim in an amount equal to or less than $50,000, the Debtor may settle the Disputed Claim and execute necessary documents, including a stipulation of settlement or release, in its sole and absolute discretion without notice to any party.

(b) If the resulting settlement provides for an Allowed Claim in an amount greater than $50,000 but no more than $100,000, the Debtor shall be authorized and empowered to settle such Disputed Claim and to execute necessary documents, including a stipulation of settlement or release, subject to notifying the Plan Committee of the terms of the settlement. If the Plan Committee indicates its approval or does not provide the Plan Trustee with an objection to the proposed settlement agreement within ten (10) days after it receives notice of such settlement in writing, then the Debtor shall be authorized to accept and consummate the settlement agreement and record an Allowed Claim in the settled amount. If the Plan Committee objects to the proposed settlement not later than ten (10) days after it receives notice of such settlement in writing, then the settlement may not be consummated without approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019.

(c) If the resulting settlement provides for an Allowed Claim in an amount greater than $100,000, the Debtor shall, upon written notice to the Plan Committee, be authorized and empowered to settle such Disputed Claim in accordance with Bankruptcy Rule 9019.

7.9 Authority to Settle Causes of Action. From and after the Effective Date, the Debtor, acting through the Plan Trustee, shall be authorized pursuant to Bankruptcy Rule 9019(b) and Section 105(a) of the Bankruptcy Code to compromise and settle any Cause of Action, in accordance with the following procedures, which shall constitute sufficient notice in accordance with the Bankruptcy

Code and the Bankruptcy Rules for compromises and settlements:

(a) If the resulting settlement provides for settlement of a Cause of Action originally asserted in an amount equal to or less than $25,000, then the Debtor may settle the Cause of Action upon notice to the Plan Committee and execute necessary documents, including a stipulation of settlement or release, in its sole discretion and without notice to any party.

(b) If the resulting settlement involves a Cause of Action initially asserted in an amount in excess of $25,000 but no more than $100,000, the Debtor shall be authorized and empowered to settle such Cause of Action and execute necessary documents, including a stipulation of settlement or release, subject to notifying the Plan Committee of the terms of the settlement agreement. If the Plan Committee indicates its approval or does not provide the Plan Trustee with an objection to the proposed settlement agreement within ten (10) days after it receives notice of such settlement in writing, then the Debtor shall be authorized to accept and consummate the settlement agreement. If a timely objection is made by the Plan Committee to the proposed settlement, then the settlement may not be consummated without approval of the Bankruptcy Court in accordance with Bankruptcy Rule 9019.

(c) If the resulting settlement involves a Cause of Action initially asserted in an amount exceeding $100,000, then the Debtor shall, upon written notice to the Plan Committee, be authorized and empowered to settle such Cause of Action in accordance with Bankruptcy Rule 9019.

7.10 Issuance of New Interests in Debtor. Upon the Effective Date, all existing Shareholder Interests in the Debtor will be canceled and will no longer represent an ownership interest (or right to acquire an ownership interest) in the Debtor, and the Debtor will promptly file SEC Form 15 with the SEC to terminate the Debtor’s registration of its common stock. Upon the Effective Date, new Shareholder interests will be issued solely to the Plan Trustee for the benefit of the Persons entitled to Distributions under this Plan, and with full and exclusive voting rights in, and management authority over, the Plan Trustee. Nothing herein shall affect the right of Holders of Shareholder Interests in the Debtor to receive Distributions on account thereof under the provisions of this Plan.

7.11 Indenture Trustees.

(a) Each Indenture Trustee shall be authorized after the Effective Date, in accordance with the Indenture Documents under which such Indenture Trustee serves, to deduct from Distributions received by it an amount necessary to pay its accrued and unpaid Indenture Trustee Fees.

(b) If any Indenture Documents obligate the Debtor to pay or reimburse the Indenture Trustee under such Indenture Documents for the Indenture Trustee Fees of such Indenture Trustee, then such Indenture Trustee may submit to the Plan Trustee on a periodic basis (but no more frequently than monthly after the Effective Date) such Indenture Trustee’s statement for its Indenture Trustee Fees (with a copy concurrently sent to the Plan Committee), and the Plan Trustee shall pay such Indenture Trustee Fees unless an objection to the reasonableness thereof or entitlement thereto under the applicable Indenture Documents is asserted by the Plan Trustee or the Plan Committee (in which event the dispute shall be resolved by the Bankruptcy Court). The Indenture Trustees shall file with the Bankruptcy Court their statements for Indenture Trustee Fees incurred (to be filed no less frequently than on a quarterly basis), which fee statements shall be subject to review and objection by any party in interest, with any such objection to be resolved by the Bankruptcy Court. The final allowance of any Indenture Trustee Fees shall be subject to the review and approval of the Bankruptcy Court, and, if any Indenture Trustee Fees paid to an Indenture Trustee are required to be disgorged, the amount so disgorged shall become part of the Estate Property and disposed of as provided in this Plan.

ARTICLE 8.

MEANS OF IMPLEMENTATION OF THE PLAN

The Plan shall be implemented as follows:

8.1 Disbursement Account; Records.

(a) By no later than ten (10) days after the Effective Date, the Debtor, acting through the Plan Trustee, shall establish the Disbursement Account to be used for the purpose of making all Distributions pursuant to this Plan. All Available Cash shall be deposited into the Disbursement Account and shall be held for the purpose of paying Holders of Allowed Claims. Cash in the Disbursement Account, the Expense Reserve, and the Disputed Claims Reserve may be invested in Permitted Investments, giving due regard to the Plan Trustee’s need for such monies to ensure availability of sufficient funds to make all disbursements authorized or required by this Plan on a timely basis.

(b) The Debtor, acting through the Plan Trustee, shall maintain records of all Allowed Claims and all Disputed Claims, including the amount and classification of each such Claim, the name and address of the Holder thereof, and the amount of each periodic Distribution with respect to each Claim. The Plan Trustee shall update these records as required to reflect changes in any of the information maintained with respect to the Claims, including the change in the status of previously Disputed Claims that have become Allowed Claims. Promptly after a Final Order is entered recognizing a Disputed Claim as an Allowed Claim, the Plan Trustee shall amend the records maintained in accordance with this Plan to delete such Disputed Claim from the list of Disputed Claims and add it, in the amount allowed, to the list of Allowed Claims.

8.2 Asset Collections; Claims Resolution. Upon the Effective Date, the Debtor, acting through the Plan Trustee, shall have the sole and exclusive responsibility and authority, in consultation with the Plan Committee, to collect all Estate Property, to convert such Estate Property to Cash, to deposit the proceeds thereof in the Disbursement Account, the Expense Reserve, or the Disputed Claims Reserve as appropriate, to transfer funds to and from any of such accounts to the extent deemed necessary to implement the provisions of this Plan, to review all Claims, to make proper objections to any Claims and to settle any and all such objections in accordance with the terms of this Plan. Without limiting the generality of the foregoing, the Debtor, acting through the Plan Trustee and in consultation with the Plan Committee, shall have the sole and exclusive responsibility and authority to investigate and prosecute Estate Causes of Action, subject to the Plan Committee’s right to prosecute Designated Causes of Action, and to settle any such Estate Causes of Action on such terms and conditions as the Plan Trustee, after consultation with the Plan Committee, believes to be appropriate, subject to all of the terms and conditions of this Plan. All proceeds realized or received in connection with the sale of any Property of the Estate or the prosecution or settlement of any Causes of Action shall be deposited in accordance with Section 8.1 of this Plan and disbursed as provided in Section 8.3 of this Plan.

8.3 Distributions.

(a) Except as otherwise provided herein or as ordered by the Bankruptcy Court, Distributions to be made on account of Claims that are Allowed Claims shall be made no later than two hundred ten (210) days after the Effective Date (such initial distribution date being referred to as the “Initial Distribution Date”). Any Distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such Distribution is made on the Effective Date or as soon thereafter as is reasonably practicable. Any Distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

(b) After the initial Distribution, the Plan Trustee shall make additional Distributions in payment of Allowed Claims at such times and in such amounts as the Plan Trustee deems appropriate, in his discretion, after consultation with the Plan Committee. Within thirty (30) days following the entry of an order that becomes a Final Order allowing, in whole or in part, a Disputed Claim, the Plan Trustee shall distribute an amount of Cash from the Disputed Claims Reserve that represents the Pro Rata Share that the Holder of such Claim would have been entitled to receive based upon the amount of the Disputed Claim that is allowed by such Final Order. With regard to Post-Confirmation Professional Compensation, the Plan Trustee shall distribute within thirty (30) days after the receipt of a Professional Statement, an amount from the Expense Reserve (or, if the Expense Reserve is without sufficient funds to pay same, from Available Cash) necessary to pay such Professional Statement. Post-Confirmation Administrative Expenses, other than Post-Confirmation Professional Compensation, shall be paid by the Plan Trustee in the ordinary course of the Debtor’s business. On the date that the Plan Trustee determines that he has fully recovered and liquidated all of the Estate Property in the Confirmed Case to the extent feasible as determined by the Plan Trustee in his best business judgment and all Disputed Claims have been resolved by Final Order, the Plan Trustee shall distribute all Available Cash and all amounts in the Expense Reserve that are not required to pay Post-Confirmation Administrative Expenses as a final distribution for payment of Allowed Claims (the “Final Distribution”).

(c) Unless otherwise specifically provided for in this Plan or the Confirmation Order, or required by applicable bankruptcy law, post-petition interest and attorneys’ fees shall not accrue or be paid on any Claims and no Holder of the Claims shall be entitled to interest accruing on or after the Involuntary Petition Date with respect to the Claim of such Holder.

(d) Distributions under this Plan shall be made by the Debtor, acting through the Plan Trustee, to each Holder of an Allowed Claim at the address for such Holder as set forth on the Schedules, unless such address is superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001 (or at the last known address of such Holder if the Plan Trustee has been notified in writing of a change of address).

(e) Notwithstanding any other provision of this Plan, the Debtor shall not be required to make Distributions to a Holder in fractions of dollars. Whenever any payment of a fraction of a dollar would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. The Debtor shall have no obligation to make a Distribution on account of an Allowed Claim if the aggregate amount of all Distributions authorized or required to be made at the time in question is less than $5,000 or to a specific Holder of an Allowed Claim if the amount to be distributed to that Holder on the particular date does not constitute a final distribution to such Holder and is less than $50.

(f) The aggregate consideration to be distributed to the Holders of Allowed Claims in each Class (other than the Claims, if any, of the Internal Revenue Service) shall, solely for the purpose of calculating Distributions, be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders and any remaining consideration as satisfying accrued, but unpaid, interest and cost, if any, and attorneys’ fees where applicable.

(g) The Plan Trustee shall make Distributions required to be made under Section 5.1 of this Plan with respect to Senior Note/Debenture Claims arising under the Senior Debenture Documents to the Senior Debenture Trustee; Distributions required to be made under Section 5.1 of this Plan with respect to Senior Note/Debenture Claims arising under the Senior Note Documents to the Senior Note Trustee; and Distributions required to be made under Section 5.2 of this Plan with respect to Junior Debenture Claims to the Junior Debenture Trustee in accordance with the Junior Debenture Documents; and each such Distribution to an Indenture Trustee shall be promptly remitted by such Indenture Trustee to the Holders of the Claims entitled thereto, and each such Distribution by the Plan Trustee to the Indenture Trustee shall be deemed to have discharged the obligation of the Plan Trustee with respect to the Holders of such Claims.

(h) The Debtor shall comply with all withholding and reporting requirements imposed by federal, state or local taxing authorities in connection with making Distributions pursuant to this Plan.

8.4 Objections to, Subordination of and Estimation of Claims; Disputed Claims Reserve.

(a) Parties in interest may file, on or before the Claims Objection Deadline, objections to Claims, motions to estimate Claims pursuant to Section 502(c) of the Bankruptcy Code, or motions to determine that a claim is a Subordinated Claim. An objection or motion may include an objection to the claimed classification and a request that the Bankruptcy Court determine the appropriate class of the Claim or Shareholder Interest under this Plan. Except as otherwise provided herein, the Bankruptcy Court shall hear and determine objections to Claims or Shareholder Interests, motions to estimate Claims, and motions to subordinate Claims or Shareholder Interests and shall allow and classify same. Any objections or motions may be settled pursuant to Bankruptcy Rule 9019 or, in the case of a settlement by the Plan Trustee, pursuant to the terms of Section 7.8 of this Plan.

(b) Prior to the initial Distribution to the Holders of Allowed Claims, the Debtor shall deposit in the Disputed Claims Reserve from any Distributions made in accordance with this Plan an amount equal to the Pro Rata Share that would have been distributed to the Holder of any Disputed Claim if such Disputed Claim had been an Allowed Claim on the date of such Distribution. The Debtor shall distribute to the Holder of any Disputed Claim that has been subsequently allowed by Final Order, but only to the extent of the allowed amount of such Claim, all Estate Property which such Holder would have been entitled to receive on account of such Holder’s Claim if such Claim had been an Allowed Claim on the Effective Date. If any Disputed Claim is subsequently disallowed by Final Order, or is allowed in an amount less than the amount claimed by the Holder of such Disputed Claim, then any funds that have been deposited in the Disputed Claims Reserve based upon the disallowed portion of the amount claimed by the Holder of the Disputed Claim shall be deposited into the Disbursement Account and redistributed to the Holders of Allowed Claims in accordance with Section 8.3 of this Plan. If a Claim is a Disputed Claim, in whole or in part, because the Debtor asserts a right of offset against such Disputed Claim or recoupment against the Holder of such Disputed Claim, then if and to the extent the Claim giving rise to such offset or recoupment is sustained by a Final Order, the Disputed Claim shall be reduced or eliminated and, to the extent such offset or recoupment exceeds in amount the Disputed Claim, the Holder of such Claim shall be required to pay to the Debtor the amount of such offset or recoupment less the amount in which such Disputed Claim would otherwise have been allowed absent such offset or recoupment.

8.5 Method of Distributions.

(a) Subject to Bankruptcy Rule 9010, the initial Distribution under this Plan shall be made by the Debtor to the Holder as of the Confirmation Date of each Allowed Claim. Except as provided in Rule 3001(e) of the Bankruptcy Rules, the Debtor shall have no obligation to recognize any transfer of a Claim occurring before or after the Confirmation Date and shall be required instead to recognize and deal for all purposes herein with only those Holders listed on the Schedules or on the register of proofs of claim and of assignments of claim maintained by the Clerk of the Bankruptcy Court or the agent of the Clerk of the Bankruptcy Court appointed for such purpose in the Case as of the close of business on the Confirmation Date. No transfer of any Claim shall be recognized unless (a) not less than forty-five (45) days prior written notice has been provided to the Debtor and (b) such transfer fully complies with the provisions of Bankruptcy Rule 3001.

(b) Any Distribution of Cash by the Debtor pursuant to this Plan shall be made, at the option and in the sole discretion of the Debtor, by check drawn on, or wire transfer from, a domestic bank selected by the Plan Trustee.

8.6 Unclaimed Property.

(a) Unclaimed Property shall be deposited in the Unpaid Claims Reserve to be held in escrow for the benefit of the Holders of Allowed Claims entitled thereto under the terms of this Plan. For a period of the later of one year following the Initial Distribution Date or one hundred twenty (120) days after a Distribution is made to a claimant on account of which Unclaimed Property first results (said period being hereinafter referred to as the “Claiming Period”), Unclaimed Property shall be held in the Unpaid Claims Reserve solely for the benefit of the Holders of Allowed Claims which have failed to claim the Unclaimed Property. During the Claiming Period, Unclaimed Property due the Holder of an Allowed Claim shall be released from the Unpaid Claims Reserve and delivered to such Holder upon presentation of proper proof by such Holder of its entitlement thereto. In the event that there is Unclaimed Property in the Unpaid Claims Reserve with regard to any Claim, the Debtor, until such Unclaimed Property is claimed or the Claiming Period with regard to the Holder of such Claim has expired, shall make all subsequent Distributions due with regard to such Claim to the Unpaid Claims Reserve. After the Claiming Period with regard to such Holder has expired, no subsequent Distributions shall be made on account of such Claim, and such Claim shall be treated as being disallowed, waived and satisfied.

(b) At the end of the Claiming Period, the Holder of an Allowed Claim theretofore entitled to Unclaimed Property shall cease to be entitled thereto, and the Unclaimed Property shall then be disbursed to the Disbursement Account; provided, however, that if there is any Unclaimed Property in the Unpaid Claims Reserve as a result of the final distribution (as set forth in Section 8.3 of this Plan) and such Unclaimed Property remains in the Unpaid Claims Reserve after expiration of the Claiming Period, such Unclaimed Property shall be used first to satisfy any Post-Confirmation Administrative Expenses and then shall be transferred to the Disbursement Account. Upon the making of such payment, the Debtor shall file a written report with the Bankruptcy Court listing the Holders of Allowed Claims who would have been entitled to the Unclaimed Property, each such Holder’s last known address (if any), and the principal amount of each such Holder’s Claim as reflected in the records of Allowed Claims. Upon making such payment and filing such report, the Debtor and the Plan Trustee shall be discharged of any liability of any kind with respect to the Unclaimed Property, and the Holder of an unclaimed Allowed Claim shall receive no Distribution on account thereof.

(c) The Unpaid Claims Reserve may be maintained as an interest bearing account. All interest earned thereon shall be paid to the Disbursement Account, and no claimant entitled to funds from the Unpaid Claims Reserve shall be entitled to interest with regard to the amounts due to such claimant.

8.7 Supervision of Administration of Case and Distribution of Funds. Maintenance and distribution of Available Cash and administration by the Plan Trustee shall be subject to supervision of the Bankruptcy Court on application of any interested party. Notwithstanding anything herein to the contrary, disbursements from the Disbursement Account may be deferred or delayed for a reasonable time if such deferral is necessary to permit investments to reach maturity, if additional time is needed to make a proper distribution or if the receipt of additional funds is necessary to make meaningful payments.

8.8 Extinguishment of Shareholder Interests in Debtor. Upon the Effective Date, the Shareholder Interests in the Debtor will be extinguished and will no longer represent an ownership interest in the Debtor. Such extinguishment shall not affect the right of Holders of Shareholder Interests in the Debtor to receive Distributions on account thereof under the provisions of Section 5.5 of this Plan.

8.9 Cancellation of Certain Instruments and Agreements. Except as otherwise provided in this Plan with respect to certain Secured Claims on the Effective Date and concurrently with the applicable Distributions made pursuant to this Plan, all Debt Instruments, share certificates (including treasury stock), other instruments evidencing any Claims or Shareholder Interest, and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such Shareholder Interests shall be deemed cancelled and of no further force or effect, without any further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtor under any such Debt Instruments, share certificates, and other agreements and instruments governing such Claims or Shareholder Interests shall be discharged. The Holders of or parties to such cancelled Debt Instruments, share certificates and other agreements and instruments shall have no rights or remedies arising from or relating thereto or the cancellation thereof, except the rights provided pursuant to this Plan. Notwithstanding the foregoing, any agreement that governs the rights of a Holder of a Junior Debenture Claim or a Senior Note/Debenture Claim will continue in effect solely for purposes of (a) allowing the applicable Indenture Trustee to receive and make the distributions to be made pursuant to this Plan on account of such Claims under this Plan, from Distributions received from the Plan Trustee in accordance with this Plan, (b) permitting such Indenture Trustee to maintain any rights or liens it may have under the applicable Indenture Documents to receive fees, costs, indemnifications and expenses, provided that the Debtor will not have any obligations to any Indenture Trustee for such fees, costs, indemnifications or expenses except as expressly provided in Sections 3.5 and 7.11 of this Plan, and (c) continuing in effect the rights, remedies and duties of each Indenture Trustee thereunder vis-à-vis Holders of Junior Debenture Claims or Senior Note/Debenture Claims, as applicable.

8.10 Amendments of Claims. A Claim may be amended (a) at any time prior to the applicable Bar Date, only as agreed upon by the Debtor and the Holder of such Claim or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Code, the Bankruptcy Rules or applicable law; or (b) after such time, to decrease, but not increase, the face amount of such Claim. Any amendment to a Claim (other than amendments described in clause (b) of this Section 8.10 and amendments to Claims pursuant to Section 6.1 of this Plan based upon the rejection of an executory contract or unexpired lease) filed after the deadline described in paragraph (a) hereof shall be deemed disallowed and expunged without further action by the Debtor or the Bankruptcy Court unless the Holder of such Claim obtained prior Bankruptcy Court approval to file such amendment.

ARTICLE 9.

IMPLEMENTATION OF PLAN AND EFFECT OF CONFIRMATION

9.1 Amended Certificate of Incorporation, By-Laws and Other Documents. On or before the Effective Date, the Debtor will execute an Amended Certification of Incorporation, Amended By-Laws and all other documents required or necessary to implement this Plan, without the requirement of any further corporate action.

9.2 Vesting of Assets. All Estate Property (including all Estate Causes of Action, other than Designated Causes of Action) shall remain vested in the Estate on and following the Effective Date and shall continue to be subject to the jurisdiction of the Bankruptcy Court following confirmation of this Plan until distributed to Holders of Allowed Claims in accordance with the provisions of this

Plan and the Confirmation Order. From and after the Effective Date, all such Estate Property shall be distributed in accordance with the provisions of this Plan and the Confirmation Order.

9.3 Reserved.

9.4 Discharge of Claims. Pursuant to Section 1141(d)(3) of the Bankruptcy Code, confirmation of this Plan will not discharge any Claims against the Debtor, including any obligation of the Debtor to indemnify any present or former officer or director of the Debtor, but no Holder of a Claim against the Debtor may, on account of such Claim, seek or receive any payment or other distribution from, or seek recourse against, the Debtor or any Estate Property; provided, however, that nothing contained herein shall preclude (i) any such Holder from exercising rights pursuant to and consistent with the terms of this Plan, including the filing of proofs of Claims or Shareholder Interests, (ii) any present or former officer or director, to the extent not otherwise prohibited from doing so by order of the Bankruptcy Court, from seeking reimbursement for legal fees and expenses under and to the extent authorized by the D&O Policy, or (iii) any Governmental Unit from enforcing its police or regulatory authority against the Debtor (but not against Estate Property) to the extent excepted from the automatic stay provisions of Section 362 of the Bankruptcy Code. Nothing in this Plan shall, or shall be deemed to, impair or affect the rights between the Holders of the Senior Note/Debenture Claims, on one hand, and the Holders of the Junior Debenture Claims, on the other hand; provided, however, that the foregoing shall not alter the distribution procedure set forth in Section 5.2 of this Plan.

9.5 Exculpation. The Debtor, the Committee, the Indenture Trustees, and their respective present and former members, officers, directors, representatives, shareholders, employees, advisors, attorneys and agents acting in such capacity shall have no liability to any Holder of any Claim or Shareholder Interest or any other Person for any act taken or omission made during the period commencing on the Involuntary Petition Date and ending on the Effective Date in connection with, or arising out of, the Debtor’s Chapter 11 case, this Plan, the Disclosure Statement, the solicitation of votes for confirmation of this Plan, the administration of this Plan or the Estate Property distributed under this Plan, or any transaction contemplated by this Plan or the Disclosure Statement in furtherance thereof, except for willful misconduct or gross negligence as determined by a Final Order. Nothing in this Section 9.5 or elsewhere in this Plan shall release, discharge or exculpate any non-Debtor party (a) from any Claim owed to the United States Government or its agencies, including any liability arising under the Internal Revenue Code or criminal laws of the United States, or (b) from any claim of any Holder except as expressly set forth herein.

9.6 Injunction. Except as otherwise provided in this Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date, all Persons who have held, hold or may hold Claims against or Shareholder Interests in the Debtor are permanently enjoined from taking any of the following actions against the Debtor or any Estate Property on account of such Claims or Shareholder Interests:

(a) Commencing or continuing, in any manner or in any place, any action or other proceeding (other than actions or proceedings commenced by a Governmental Unit (including the SEC) to enforce its police or regulatory authority over the Debtor to the extent excepted from the automatic stay provisions of Section 362 of the Bankruptcy Code, but not against Estate Property);

(b) Enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order;

(c) Creating, perfecting or enforcing any Lien;

(d) Asserting any setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due the Debtor; or

(e) Commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights pursuant to and consistent with the terms of this Plan. The foregoing injunction shall extend to successors of the Debtor, including the Debtor and all Estate Property. By accepting Distributions pursuant to this Plan, each Holder of a Claim receiving a Distribution shall be deemed to have specifically consented to the foregoing injunctions.

9.7 Term of Bankruptcy Stays. All stays provided for in the Case under Section 105 or Section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date shall remain in full force and effect until all Estate Property of the Debtor has been distributed and the Debtor has been dissolved, except as otherwise provided herein.

9.8 Preservation/Waiver of Causes of Action. Except as otherwise expressly provided in Section 9.5 of this Plan, the Debtor shall retain all rights, all Causes of Action accruing to it and its Estate (including all Estate Causes of Action), all rights of setoff, and all other legal and equitable claims or defenses; nothing in this Plan shall be deemed to be a waiver, release, or relinquishment of any such rights, Causes of Action, or other legal or equitable claims or defenses; the Debtor shall have, retain, reserve and be entitled to assert all such Causes of Action, rights of setoff and other legal or equitable claims or defenses which the Debtor had immediately prior to the Involuntary Petition Date as fully as if the Case had not been commenced; and all of the Debtor’s legal and equitable rights respecting any such rights, Causes of Action or other legal or equitable claims or defenses may be asserted after the Effective Date to the same extent as if the Case had not been commenced.

9.9 Preservation of Insurance. Neither this Plan nor the Debtor’s release from Claims as provided herein shall diminish or impair the enforceability of any Insurance Policy that may cover Claims against the Debtor (including the Debtor’s past or present officers or directors) or any other Person.

9.10 Release of Liens. Except as otherwise expressly provided in this Plan, in the case of certain Secured Claims, the Confirmation Order or any document, instrument or other agreement created in connection with this Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to this Plan, all mortgages, deeds of trust, Liens or other security interests against the Estate Property shall be fully released and discharged and all of the right, title and interest of any Holder of any such mortgages, deeds of trust, Liens or other security interests shall revert to the Debtor and its successors and assigns.

9.11 Services to Receivers. The Plan Trustee and the Debtor shall perform all of their obligations under the Services Agreement, a true and correct copy of which is attached to this Plan as Exhibit A and incorporated herein by reference, and under the Clawback Agreement, a true and correct copy of which is attached to this Plan as Exhibit B and incorporated herein by reference. Both the Services Agreement and the Clawback Agreement shall be executed by all parties thereto and shall be effective as of December 22, 2006.

9.12 Abandonment of Estate Property.

(a) The Debtor, acting by and through the Plan Trustee and after consultation with the Plan Committee, may abandon, destroy or contribute to a charitable organization any item of tangible Estate Property (and, for the avoidance of doubt, Estate Causes of Action shall not be deemed to be tangible Estate Property) which he determines to be of inconsequential value and which had an original cost value equal to or less than $10,000, without notice to any Person.

(b) The Debtor may abandon or destroy any books or records in the possession, custody or control of the Debtor after providing at least twenty (20) days written notice (an “Abandonment Notice”) to (i) counsel for each Receiver to the extent that the books or records to be abandoned or destroyed contain information related to the business of an Insurance Company for which such Receiver is authorized to act, (ii) counsel for the Plan Committee, and (iii) the Gaines Trustee (if one exists at the time of sending of the Abandonment Notice) (collectively, the “Abandonment Notice Parties”). The Abandonment Notice must contain a reasonable description of the books and records at issue, whether any of such books and records relate to the business of an Insurance Company (and if so, which Insurance Company), the location of the books and records, and the proposed disposition of the books and records. Through and including the twentieth (20th) day after the date of the Abandonment Notice, any party in interest may, during normal business hours and by prior arrangement with the Plan Trustee, inspect the books and records proposed to be abandoned or destroyed, subject to such reasonable terms and conditions as the Plan Trustee may impose in order to protect confidential or privileged information. If no written objection to an Abandonment Notice is received by the Plan Trustee within twenty (20) days after the Plan Trustee sends an Abandonment Notice to the Abandonment Notice Parties, then the Plan Trustee shall be authorized immediately to abandon or otherwise dispose of the books or records described in the Abandonment Notice. If any objection to an Abandonment Notice is timely received by the Plan Trustee and is not subsequently withdrawn by the objecting party or resolved by mutual consent of such party and the Plan Trustee, then the Plan Trustee may either (a) seek approval of the Bankruptcy Court to abandon, destroy or otherwise dispose of the books or records in question or (b) allow the objecting party to take possession of all of the books and records identified in the Abandonment Notice and remove such books and records from the Debtor’s premises, at the expense of the objecting party, within ten (10) days after the Plan Trustee’s surrender of the books and records, failing which the Plan Trustee shall be authorized to abandon or otherwise dispose of such books and records notwithstanding the objection. Notwithstanding anything to the contrary in this Section 9.11(b), in no event shall the Plan Trustee be authorized to destroy any books and records without prior approval of the Bankruptcy Court. The rights and authority provided to the Debtor and the Plan Trustee in this Section 9.11 are in addition to, and shall not be construed to limit, any rights or authority provided elsewhere in this Plan. Nothing in this Section shall be construed to limit or restrict the rights that any Receiver may have to inspect, copy and, upon reasonable notice to the Debtor, remove originals or copies of books and records which are in the custody of the Debtor, relate to the business of an Insurance Company for which such Receiver is authorized to act, and constitute the property of such Insurance Company.

ARTICLE 10.

CONDITIONS AND NOTICE OF EFFECTIVE DATE

10.1 Conditions Precedent to Effective Date. This Plan shall not become effective and operative unless and until the Effective Date occurs. The Effective Date shall occur after, and only after, all of the conditions precedent set forth below have been met, unless otherwise waived by the Debtor and the Committee:

(a) The Confirmation Order is not the subject of any stay or injunction; and

(b) The Debtor has determined, in consultation with the Committee, that there is sufficient Cash to make the payments required under this Plan to Holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Secured Claims, and Allowed Priority Non-Tax Claims.

10.2 Notice of Effective Date. Within ten (10) Business Days after the Effective Date, the Plan Trustee shall mail or cause to be mailed to all Holders of Claims and Shareholder Interests and other parties who have requested notice in the Case and those non-Debtor parties whose executory contracts and unexpired leases are deemed rejected pursuant to this Plan a Notice that informs such Holders and other parties of (a) entry of the Confirmation Order; (b) the occurrence of the Effective Date; (c) the rejection of executory contracts and unexpired leases of the Debtor pursuant to this Plan, and the deadline for the filing of Claims arising from such rejection; (d) the Administrative Claim Bar Date; (e) the procedures for requesting notice of matters referenced in this Plan, as well as any other matters occurring subsequent to the Effective Date; (f) the procedures for changing an address of record pursuant to Section 8.3(d) of this Plan; and (g) such other matters as the Plan Trustee deems to be appropriate.

ARTICLE 11.

RETENTION OF JURISDICTION

11.1 Jurisdiction of Bankruptcy Court. After the Effective Date, the Debtor and the Plan Trustee shall be free to perform all functions assigned to them under this Plan without approval of the Bankruptcy Court, except as specifically provided herein; provided, however, that the Bankruptcy Court will retain jurisdiction over this Case with respect to the following matters and for the following purposes (which jurisdiction shall be non-exclusive when so designated below):

(a) To resolve and enforce any and all Estate Causes of Action that may exist on behalf of the Debtor (non-exclusive);

(b) To resolve all of the Disputed Claims, including all objections to the allowance of Claims, and the compromise and settlement of any objection to any Claims;

(c) To adjudicate all applications, adversary proceedings, and contested matters that may be pending on or after the Confirmation Date (non-exclusive);

(d) To adjudicate controversies, suits and disputes arising under or in connection with this Plan and to issue orders in aid of execution of this Plan;

(e) To adjudicate adversary proceedings pending on the Confirmation Date or thereafter brought to recover Estate Property, to recover or avoid preferences, fraudulent conveyances and other Avoidance Claims, and to enforce Estate Causes of Action (non-exclusive);

(f) To determine any applications or motions for the rejection, assumption or assignment of executory contracts or unexpired leases;

(g) To determine any motion to modify this Plan in accordance with Section 1127 of the Bankruptcy Code;

(h) To determine the classification of the Claim of any creditor;

(i) To determine all questions and disputes regarding title to, security interests in, and liens against the assets of the Debtor or the Estate or regarding the Bankruptcy Court’s orders, if any, affecting Cash collateral or providing adequate protection to Holders of Secured Claims;

(j) To correct any defect, to cure any omission, or to reconcile any inconsistency of this Plan, the Disclosure Statement or the Confirmation Order as may be necessary or desirable to carry out the purposes and intent of this Plan;

(k) To interpret and construe the terms and conditions of this Plan and to determine all questions arising in connection with implementation of this Plan;

(l) To enter any order, including injunctions, necessary to enforce the title, rights, powers, and duties of the Debtor and to impose such limitations, restrictions, terms, and conditions on such title, rights, powers, and duties as the Bankruptcy Court may deem necessary (non-exclusive);

(m) To resolve any objections that may be filed regarding any action taken or proposed to be taken by the Plan Trustee under this Plan (provided that the Plan Trustee shall not be obligated to obtain Bankruptcy Court approval for any action proposed to be taken or to provide notice to interested parties of any proposed action to be taken, except as otherwise expressly provided in this Plan);

(n) To enter any order concluding and closing the Case; and

(o) To determine such other matters or proceedings as may be provided for under Title 28, the Bankruptcy Code, the Bankruptcy Rules, this Plan, or the Confirmation Order.

11.2 Closing of Case. Provided that all Disputed Claims have been finally resolved, the Bankruptcy Court, upon application of the Debtor, and after notice and hearing, may determine that this Plan has been substantially consummated, and enter a Final Decree, pursuant to Section 350 of the Bankruptcy Code, notwithstanding the fact that additional funds or property may eventually be distributed to parties in interest. In such event, the Bankruptcy Court may enter an order closing the Confirmed Case pursuant to Section 350 of the Bankruptcy Code, provided, however, that (a) the Debtor shall continue to have the rights, powers, and duties set forth in this Plan and (b) the Bankruptcy Court from time to time may reopen the Confirmed Case if appropriate for the purpose of administering assets, enforcing provisions of this Plan or supervising its implementation, or for other cause.

ARTICLE 12.

MISCELLANEOUS

12.1 Withholding and Reporting Requirements. In connection with this Plan and all instruments issues in connection therewith and all Distributions thereon, the Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all Distributions shall be subject to any such withholding and reporting requirements.

12.2 Amendments to this Plan. The Debtor reserves its right in accordance with the Bankruptcy Code to amend or modify this Plan prior to the entry of the Confirmation Order and further reserves its right, in accordance with the Bankruptcy Code, to amend or to modify this Plan prior to entry of the Confirmation Order to remedy any provision of this Plan which is found to violate Section 1129(b) of the Bankruptcy Code. After entry of the Confirmation Order, the Debtor may amend or modify this Plan or remedy any defect or omission or reconcile any inconsistency in this Plan in such a manner as may be necessary to carry out the purpose and intent of this Plan.

12.3 Necessary Acts. Upon application of the Debtor, the Bankruptcy Court may issue an order directing any necessary party to execute, to deliver, or to join in the execution or delivery of any instrument or documents and to perform any other action necessary for the consummation of this Plan.

12.4 Waiver of Federal Rule of Civil Procedure 62(a). The Debtor may request that the Confirmation Order include a finding that Rule 62(a) of the Federal Rules of Civil Procedure shall not apply to the Confirmation Order and authorization for the Debtor to consummate this Plan immediately after entry of the Confirmation Order.

12.5 Time. Bankruptcy Rule 9006 shall be used to compute any period of time prescribed or allowed by this Plan.

12.6 Cramdown. The Debtor reserves the right to seek confirmation of this Plan under Section 1129(b) of the Bankruptcy Code, notwithstanding the failure of any impaired class to accept this Plan.

12.7 No Admissions; Objections to Claims. Nothing in this Plan shall be deemed to constitute an admission that any Person referred to herein as being the Holder of a Claim is the Holder of an Allowed Claim, except as otherwise expressly provided in this Plan. The failure of the Debtor to object to or examine any Claim for purposes of voting shall not be deemed a waiver of the Debtor’s right to object to or reexamine such Claim, in whole or in part.

12.8 No Bar to Suits. Neither this Plan nor its confirmation in the Case shall operate to bar or estop the Debtor or the Plan Trustee from commencing any action, suit or proceeding against any Holder of a Claim or any other Person on any Cause of Action (except as herein released), whether such Cause of Action arose prior to or after the Confirmation Date and whether or not the existence of such Cause of Action was disclosed in the Disclosure Statement.

12.9 Section 1146 Exemption. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under this Plan or the making or delivery of any instrument or transfer pursuant to, in implementation of or as contemplated by this Plan or the transfer of any property pursuant to this Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee.

12.10 Successors and Assigns. The rights and obligations of any Person named or referred to in this Plan shall be binding upon and inure to the benefit of the successors and assigns of such Person.

12.11 Conflict. The terms of this Plan shall govern in the event of any inconsistency with the summaries of this Plan set forth in the Disclosure Statement.

12.12 Delayed Effective Date. If the Effective Date does not occur on or before ninety (90) days after the Confirmation Date, upon notification submitted by the Debtor or the Committee to the Bankruptcy Court: (i) the Confirmation Order shall be vacated, (ii) no Distributions under this Plan shall be made, (iii) the Debtor and all Holders of Claims and Shareholder Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (iv) the Debtor’s obligations with respect to the Claims and Shareholder Interests shall remain unchanged and nothing in this Plan shall constitute or be deemed a waiver or release of any Claims or Shareholder Interests by or against the Debtor or any other Person or prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor.

12.13 Effect on Insurance Receiverships. Nothing in this Plan is intended to or shall expand or limit the rights that the Debtor, the Plan Trustee or the Receivers have under any law, regulation or statute, including the Bankruptcy Code and laws dealing with the regulation of insurance or the receiverships, with respect to any matter, including injunctions, stays, venue, jurisdiction, rights in property and causes of action.

Dated:	Birmingham, Alabama

    December 22, 2006

VESTA INSURANCE GROUP, INC.,
Debtor and Debtor-in-Possession